EXHIBIT 99.1

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Healthaxis Inc.

We have audited the accompanying consolidated balance sheet of Healthaxis Inc. and Subsidiaries as of December 31, 2001 and the related consolidated statement of operations, stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s Management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Healthaxis Inc. and Subsidiaries at December 31, 2001, and the consolidated results of their operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 27 to the consolidated financial statements, in 2002 the Company changed its accounting policy for discontinued operations to comply with the required adoption of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

/s/ Ernst & Young LLP

Dallas, Texas
February 26, 2002, except for Note 26 and Note 27, as to which the date is June 11, 2002.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
Healthaxis Inc.
Irving, Texas

We have audited the accompanying consolidated balance sheet of Healthaxis Inc. and Subsidiaries as of December 31, 2000 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards general accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Healthaxis Inc. and Subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2000, in conformity with accounting principles general accepted in the United States of America.

/s/ BDO Seidman, LLP

Dallas, Texas
March 16, 2001, except for Note 27, as to which the date is June 11, 2002.

Healthaxis Inc. and Subsidiaries
Consolidated Balance Sheets

(Dollars in thousands except share data)

	December 31,

	2001	2000

Assets
Cash and cash equivalents	$13,149	$17,170
Accounts receivable, net of allowance for doubtful accounts of $50 and $300, respectively	2,594	2,061
Accounts receivable from affiliates	1,023	2,484
Prepaid expenses and other current assets	412	694
Notes receivable	119	577
Assets related to discontinued operations, current portion	2,263	2,906

Total current assets	19,560	25,892
Property, equipment and software, less accumulated depreciation and amortization of $10,311 and $9,032, respectively	3,451	5,689
Capitalized software and contract start-up costs, less accumulated amortization of $1,327 and $1,478, respectively	2,525	7,240
Customer base, less accumulated amortization of $1,099 and $903, respectively	3,115	2,710
Goodwill, less accumulated amortization of $1,533 and $34,109, respectively	23,824	648,370
Notes receivable from employees	311	631
Notes receivable	308	242
Deferred acquisition costs	—	801
Assets held for sale	—	5,005
Investment in Digital Insurance, Inc.	227	3,178
Assets related to discontinued operations	4,070	11,420
Other assets	155	114

Total assets	$57,546	$711,292

Liabilities and Stockholders’ Equity
Accounts payable	$1,146	$1,275
Accrued liabilities	2,920	6,024
Deferred revenues	1,867	737
Obligations under capital leases	8	269

Total current liabilities	5,941	8,305
Convertible debentures	27,134	27,367
Post retirement and employment liabilities	995	1,072
Other liabilities	1,087	15

Total liabilities	35,157	36,759
Commitments and contingencies
Minority interest in COM Common stock	—	442,989
Preferred stock	—	15,049
Stockholders’ Equity:
Preferred stock, par value $1: authorized 20,000,000 shares:
Series A cumulative convertible, no shares issued or outstanding	—	—
Series B cumulative convertible, no shares issued or outstanding	—	—
Common stock, par value $.10: authorized 1,900,000,000 shares, Issued and outstanding 52,978,613 and 13,097,618 shares	5,298	1,310
Common stock, Class A, par value $.10: authorized 20,000,000 Shares, none issued and outstanding	—	—
Additional paid-in capital	433,386	325,797
Accumulated deficit	(416,069)	(105,497)
Unearned compensation	(226)	(5,115)

Total stockholders’ equity	22,389	216,495

Total liabilities and stockholders’ equity	$57,546	$711,292

See notes to consolidated financial statements.

Healthaxis Inc. and Subsidiaries
Consolidated Statements of Operations

(Dollars in thousands, except share and per share data)

	Years Ended December 31,

	2001	2000	1999

Revenue	$14,133	$13,301	$—
Revenue from affiliates	8,972	8,143	—

Total	23,105	21,444	—
Expenses:
Costs of revenues	24,557	29,741	504
Sales and marketing	3,225	3,585	447
General and administrative	13,492	12,380	7,457
Research and development	1,479	974	—
Restructuring and impairment charges	279,607	—	—
Loss on sale of building	2,498	—	—
Amortization of intangibles	12,471	37,280	765

Total expenses	337,329	83,960	9,173

Operating loss	(314,224)	(62,516)	(9,173)
Interest expense and other income, net	(2,795)	(2,977)	(925)

Loss before minority interest	(317,019)	(65,493)	(10,098)
Minority interest in loss of subsidiary	3,080	35,988	1,008

Loss before provision for income taxes	(313,939)	(29,505)	(9,090)
Income tax provision	—	585	—

Loss from continuing operations	(313,939)	(28,920)	(9,090)

Loss from sale of discontinued operations	—	(2,300)	(10,263)
Gain (loss) from discontinued operations:
Insurance operations	—	—	(8,052)
Retail website operations	—	(6,341)	(19,126)
Outsourcing operations	1,686	620	—

Total gain (loss) from discontinued operations	1,686	(8,021)	(37,441)

Loss before extraordinary item	(312,253)	(36,941)	(46,531)
Extraordinary gain	1,681	1,925	—

Net loss	(310,572)	(35,016)	(46,531)
Dividends on preferred stock	—	—	70

Net loss applicable to common stockholders	$(310,572)	$(35,016)	$(46,601)

Loss per share of common stock (basic and diluted)
Continuing operations	$(6.26)	$(2.21)	$(0.75)
Discontinued operations	.04	(0.62)	(3.05)
Extraordinary gain	.03	.15	—

Net loss	$(6.19)	$(2.68)	$(3.80)

Weighted average common shares and equivalents used in computing loss per share
Basic and diluted	50,149,000	13,082,000	12,260,000

See notes to consolidated financial statements.

Healthaxis Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity
(Dollars and shares in thousands)

							Accumulated
	Preferred Stock		Common Stock		Additional		Other
					Paid-In	Accumulated	Comprehensive	Unearned
	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Compensation	Total

BALANCE, DECEMBER 31, 1998	557	$557	11,489	$1,149	$27,002	$(23,879)	$666	$—	$5,495
Comprehensive income:
Net loss 1999						(46,531)			(46,531)
Other comprehensive income							(666)		(666)

Comprehensive loss									(47,197)

Issuance of common stock			25	3	267				270
Stock options and warrants exercised			956	95	5,876				5,971
Increase in net assets in COM					44,395				44,395
Warrants and non employee options issued					3,757				3,757
Conversion of preferred stock	(557)	(557)	557	56	501				—
Cash dividends declared on preferred stock						(71)			(71)

BALANCE, DECEMBER 31, 1999	—	—	13,027	1,303	81,798	(70,481)	—	—	12,620
Net loss 2000						(35,016)			(35,016)
Stock options and warrants exercised			71	7	334				341
Increase in net assets in COM					242,845				242,845
Employee stock option compensation					820				820
Valuation of Insurdata options								(10,691)	(10,691)
Amortization/forfeiture of unearned compensation								5,576	5,576

BALANCE, DECEMBER 31, 2000	—	—	13,098	1,310	325,797	(105,497)	—	(5,115)	216,495
Net loss 2001						(310,572)			(310,572)
Issuance of common stock in HAXS Merger			39,629	3,963	105,017				108,980
Exchange and revaluation of options in HAXS Merger					(2,764)			3,459	695
Increase in net assets in COM					115				115
Common stock issued in lieu of interest and severance			252	25	348				373
Employee stock option compensation					5,277				5,277
Amortization/forfeiture of unearned compensation					(404)			1,430	1,026

BALANCE, DECEMBER 31, 2001	—	$—	52,979	$5,298	$433,386	$(416,069)	$—	$(226)	$22,389

See notes to consolidated financial statements.

Healthaxis Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Years Ended December 31,

	2001	2000	1999

Cash flows from operating activities
Net loss	$(310,572)	$(35,016)	$(46,531)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on sale of discontinued operations	—	2,300	8,763
Depreciation and amortization	18,745	51,742	17,739
Issuances of warrants	—	—	1,394
Loss on building	2,498	—	—
Gain on restructuring/forgiveness of debt	(1,681)	(1,925)	—
Bad debt reserve	(89)	680	—
Non-cash restructuring and impairment charges	279,258	—	—
Minority interest in loss of subsidiary	(3,080)	(47,187)	(7,747)
Stock option compensation	5,564	4,927	—
Write down of investment in Digital Insurance, Inc.	2,872	—	—
Common stock issued for services, interest and severance	373	—	270
(Gain) loss on disposition of assets	(6)	721	749
Non-cash interest on convertible debt	28	2,348	573
Non-cash expense for service agreements	—	—	556
Changes in operating assets and liabilities net of amounts acquired or divested:
Accounts receivable	1,540	(1,868)	—
Premium due and uncollected, unearned premium and premium received in advance	—	—	354
Prepaid expenses	282	69	(4,729)
Due to/from reinsurers	—	—	10,030
Due from third party administrator	—	—	6,849
Deferred policy acquisition costs, net	—	—	2,106
Accrued investment income	—	—	152
Other assets, current and deferred income taxes and other liabilities	(40)	733	2,099
Accounts payable and accrued liabilities	(1,671)	(4,880)	2,963
Income taxes payable	—	(585)	—
Deferred revenues	1,130	340	—
Ceding commission and interest	—	(3,675)	600
Future policy benefits and claims	(77)	42	(45,940)
Other liabilities	1,074	(355)	—

Net cash used in operating activities	(3,852)	(31,589)	(49,750)

Cash flows from investing activities
Payments for sale of subsidiary	—		(14,700)
Cash in acquired company	—	2,126	—
Investment in capitalized software and contract start-up	(2,513)	(5,576)	—
Proceeds from sale of bonds	—	—	6,656
Proceeds from sale of building	2,626	—	—
Proceeds from sale of equipment	523	—	—
Payment of acquisition costs	(471)	(1,491)	(750)
Collection on notes receivable, net	712	52	1,328
Purchases of property, equipment and software	(862)	(4,391)	(4,169)
Other	79	—	45

Net cash provided by (used in) investing activities	94	(9,280)	(11,590)

Healthaxis Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

(Dollars in thousands)

Cash flows from financing activities
Principal payments on capital lease	(263)	(554)	(379)
Repayment of loans payable	—	—	(1,465)
Purchase of Healthaxis common stock	—	—	(8,203)
Net proceeds from the sale of convertible debt	—	—	26,763
Net proceeds from the sales of Healthaxis common stock	—	—	59,445
Net proceeds from the sales of preferred stock	—	—	12,082
Exercise of stock options	—	341	5,052
Exercise of Healthaxis stock options	—	183	—
Dividends paid on preferred stock	—	—	(71)

Net cash (used in) provided by financing activities	(263)	(30)	93,224

(Decrease) increase in cash and cash equivalents	(4,021)	(40,899)	31,884
Cash and cash equivalents, beginning of period	17,170	58,069	26,185

Cash and cash equivalents, end of period	$13,149	$17,170	$58,069

Supplemental disclosure of cash flow information:
Interest paid	$323	$574	$78
Non-cash investing activities
Issuance of common stock and options in connection with HAXS and Insurdata mergers, respectively	$111,188	$722,488	$—
Receipt of Digital Insurance, Inc. common shares	—	3,178	—
Issuance of note to Digital Insurance, Inc.	—	500	—
Non-cash financing activities
Issuance of warrants	$—	$—	$6,808
Exercise of options	—	—	900
Repayment of loans payable	—	—	(2,400)
Conversion of preferred stock to common stock	—	—	557

See notes to consolidated financial statements

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

Note 1 – Organization and Nature of Operations

Healthaxis Inc. (“Healthaxis”), formerly Provident American Corporation, is a Pennsylvania corporation organized in 1982. Healthaxis.com, Inc. (“COM”), a consolidated subsidiary of Healthaxis, was formed on March 26, 1998. Healthaxis operates as a technology solutions provider in the health care administration market. Healthaxis provides application solutions and services to both healthcare payers and those entities involved in the distribution and administration of health insurance. Healthaxis offers a suite of Internet based software applications and services designed to enhance the efficiency and effectiveness of insurance plan distribution, claims administration, benefits enrollment, benefits maintenance and conversion of insurance claims information to electronic form. In addition, Healthaxis provides systems integration, technology management, and data capture services.

Until November 30, 1999, Healthaxis was a regulated insurance holding company owning 100% of Provident Indemnity Life Insurance Company (“PILIC”). On November 30, 1999, Healthaxis sold PILIC. As a result, the results of operations of PILIC prior to the sale are presented as a discontinued business segment (See Note 5).

On January 7, 2000, COM completed a merger with Insurdata Incorporated (“Insurdata”), a subsidiary of UICI (See Note 4). COM emerged as the surviving entity. Prior to this merger, COM was engaged in the marketing and sale of health insurance products over the Internet through a retail website. On June 30, 2000, COM entered into an agreement to sell substantially all of the assets used in connection with the retail website operations (See Note 5). As a result, the retail website operations are presented as a discontinued business segment. The operations of Healthaxis and its subsidiaries (“the Company”) are principally those obtained in the Insurdata merger.

On January 26, 2000, Healthaxis and COM entered into an Agreement and Plan of Reorganization and Agreement and Plan of Merger pursuant to which Healthaxis would acquire all of the outstanding shares of COM it did not currently own through the merger of COM with a wholly-owned subsidiary of Healthaxis (“HAXS Merger”). On September 29, 2000, Healthaxis and COM entered into an Amended and Restated Agreement and Plan of Reorganization and Amended and Restated Agreement and Plan of Merger that, among other things, adjusted the merger exchange ratio from 1.127 to 1.334. On January 26, 2001, the shareholders of Healthaxis and COM approved this merger and the transaction was consummated.

The Company’s operations during 2001 were conducted primarily through its subsidiary, COM. In December 2001 the Company reorganized and formed a new subsidiary, Healthaxis, Ltd., through which all operations are now conducted.

Note 2 — Significant Accounting Policies

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets, and liabilities and disclosure of contingencies. Actual results could differ from those estimates.

Cash equivalents

Cash equivalents consist of highly liquid investments with maturities of three months or less from date of purchase. The Company maintains its cash accounts at several commercial banks. Cash accounts at each bank often exceed amounts that are insured by the Federal Deposit Insurance Corporation.

Property, equipment and software

Property, equipment and software are recorded at cost. Expenditures for improvements that increase the estimated useful lives of the assets are capitalized. Expenditures for repairs and maintenance are charged to operations as incurred. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets ranging from 1 to 20 years.

Capitalized software

Healthaxis incurs development costs that relate primarily to the development of new products and major enhancements to existing services and products. All development costs related to software development projects incurred prior to the time a project has reached technological feasibility are expensed. Software development costs incurred subsequent to reaching technological feasibility are capitalized up to the point of product marketability. If the process of developing a new product or major enhancement does not include a detailed program design, technological feasibility is determined only after completion of a working model. Healthaxis capitalized $1,586, $5,238, and $0 in software development costs during the years ended December 31, 2001, 2000, and 1999, respectively. All software development costs capitalized are amortized over the remaining economic life of the product (generally three to five years) using the greater of the amount calculated under (i) the gross revenue method or (ii) the straight-line method. Healthaxis recorded amortization expense relating to capitalized software development costs totaling $1,044, $341, and $0 during the years ended December 31, 2001, 2000, and 1999, respectively.

Direct internal and external costs associated with the development of the features, content and functionality of www.healthaxis.com, Healthaxis’ web site, incurred during the application development stage, have been capitalized and are being amortized on a straight line basis over the estimated useful life.

Start-up costs

Healthaxis capitalizes costs, including direct labor and fringe benefits, directly attributable to contract start-up activities. Such costs are amortized over the life of the respective contract. All other start-up costs not directly related to contracts are expensed. Contract start-up costs capitalized during the years ended December 31, 2001, 2000, and 1999 totaled $928, $338, and $0, respectively. Healthaxis recorded amortization expense relating to contract start-up costs of $468, $299, and $0 during the years ended December 31, 2001, 2000, and 1999, respectively.

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

Impairment of long-lived assets

The Company records impairment losses on goodwill and other intangible assets when events and circumstances indicate that such assets might be impaired and the estimated fair value of the asset is less than its recorded amount. Conditions that would necessitate an impairment assessment included material adverse changes in operations, significant adverse differences in actual results in comparison with initial valuation forecasts prepared at the time of acquisition, a decision to abandon acquired products, services or technologies, or other significant adverse changes that would indicate the carrying amount of the recorded asset might not be recoverable.

The Company reviews its long-lived assets and certain intangible assets for impairment on a quarterly basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to undiscounted pre-tax future net cash flows expected to be generated by that asset. An impairment loss is recognized for the amount by which the carrying amount of the assets exceeds the fair value of the assets estimated using discounted cash flows.

Deferred acquisition costs

The Company defers the costs associated with pending mergers. These costs include legal, accounting and investment banking services. These costs are included as a component of the purchase price upon consummation of the merger. Deferred acquisition costs at December 31, 2000 relate to the pending merger between Healthaxis and COM

Investment valuation

The Company accounts for investments in which it does not have significant control on the cost basis. Impairment charges are recorded when management believes that an investment has experienced a decline in value that is other than temporary.

Stock options and warrants – nonemployees

The Company accounts for all options and warrants granted to non-employees at fair value (See Note 22).

Stock options and warrants – employees and directors

The Company has elected to continue to account for stock-based compensation for employees and directors using the intrinsic value method of option accounting and to provide additional disclosures with respect to the pro forma effects had the Company recorded compensation expense based upon the fair value of the options granted.

Compensation cost for stock options is recognized based on the intrinsic value of options granted. The excess fair value, if any, of the underlying stock on the grant date over the options exercise price is recognized as compensation expense over the option vesting period using the straight-line method (See Note 22).

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

Revenue recognition

The Company’s revenues consist primarily of professional services fees, software license fees, and transaction fees.

Professional services are either time-and-materials or fixed-price arrangements. Time-and-materials arrangements are billed on a fee per hour or per day basis, or on a cost plus 10% basis. In general, revenue from time-and-materials arrangements is recognized as services are provided so long as collection of the resulting receivable is reasonably assured. Revenue from fixed price contracts is recognized under the percentage of completion method, using the time-to-completion method to measure the percent complete. The cumulative impact of any revision in estimates of the percent complete or recognition of losses on loss contracts is generally reflected in the period in which the changes or losses become known. In circumstances where professional services fees are provided at below market rates in connection with a longer-term processing contract, such revenue and the related costs are deferred and recognized ratably over the remaining life of the respective contract.

Revenue from software license fees is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, the fee is fixed or determinable and collection is probable. If the fee due from the customer is not fixed or determinable, revenue is recognized as payments become due from the customer. If collection is not considered probable, revenue is recognized when the fee is collected.

When more than one product or service is provided to a customer under one arrangement such as software products, upgrades, enhancements, post-contract customer support, installation, and training, the Company allocates revenue to each element of the arrangement based on the relative fair values of the elements.

Revenue from transaction fees consists of fees billed on a fee-per-unit basis such as charges per covered member per month, per claim processed, and per document imaged. Although transaction fees are often billed one month in advance, transaction revenue is recorded at the time that the transaction occurs.

The Company accounts for non-monetary transactions at values based on similar cash transactions that have occurred within six months prior to the date of the exchange.

Income taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes (See Note 18). Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that the deferred tax assets will not be realized.

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

Basic and diluted loss per share of common stock

Basic loss per common share calculations are determined by dividing the loss available to common stockholders by the weighted average number of shares of common stock outstanding. Diluted loss per share is determined by dividing the losses available to common stockholders by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding. All of the Company’s warrants, stock options, and convertible debentures were anti-dilutive for all periods presented, and therefore are not included in the diluted loss per common share calculations.

Segments

The Company presents information regarding its segments based on the Company’s internal organization and presents revenue and operating results based on internal accounting methods. The Company’s financial reporting systems present various data for management to operate the business, including profit and loss statements prepared on a basis not consistent with accounting principles generally accepted in the United States.

Reclassifications of prior year amounts

Certain prior year amounts have been reclassified to conform with the 2001 presentation or in accordance with applicable accounting requirements.

Recent accounting standards

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 supersedes Accounting Principles Board Opinion No. 16 “Business Combinations” and SFAS No. 38 “Accounting for Pre-acquisition Contingencies,” and eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. SFAS No. 141 also includes new criteria to recognize intangible assets separately from goodwill. The requirements of SFAS 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001 (i.e., the acquisition date is July 1, 2001 or after).

SFAS No. 142, supersedes APB Opinion No. 17, “Intangible Assets,” and states that goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed for impairment annually, or more frequently if impairment indicators arise. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The discontinuing of amortization provisions under SFAS No. 142 of goodwill and indefinite lived intangible assets apply to assets acquired after June 30, 2001. In addition, the impairment provisions of SFAS 142 apply to assets acquired prior to July 1, 2001 upon adoption of SFAS 142. The Company incurred $10,443 of amortization expense in 2001 related to goodwill that will not be incurred in future periods under this new guidance. (See Note 26)

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of.” The primary objectives of SFAS No. 144 is to develop one accounting model based on the framework established in SFAS No. 121 for long-lived assets to be disposed of by sale, and to address significant implementation issues. The provisions of this statement are effective for fiscal years beginning after December 15, 2001.

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

Note 3 – Concentrations of Credit Risk and Fair Value of Financial Instruments

UICI, the Company’s largest client and majority shareholder, accounted for $3,286 of the Company’s accounts receivable and accounts receivable classified in assets related to discontinued operations as of December 31, 2001. Otherwise, concentrations of credit risk with respect to accounts receivable are limited due to the number clients, as well as their dispersion across many different geographical areas within the United States. The Company does not require collateral from its customers. An allowance for doubtful accounts is maintained for estimated losses resulting from the inability of our clients to make required payments. Historically, bad debts have not been material.

The carrying amount of cash and cash equivalents, accounts receivable, accounts receivable from affiliate, notes receivable, notes receivable from employees, accounts payable, and accrued liabilities approximates fair value due to the short maturities of these instruments.

The Company estimates the fair value of the convertible debentures to be $18,664. This estimate was calculated by discounting the future cash flows of the debentures at a discount rate of 14% and considers the estimated fair value of the equity conversion rights.

The Company has no involvement with derivative financial instruments, including those for speculative or trading purposes.

Note 4 – Mergers

2000 Insurdata Merger

On January 7, 2000, COM completed a merger with Insurdata, a health care technology company and a majority owned subsidiary of UICI (“Insurdata Merger”). The transaction was accounted for using the purchase method of accounting. COM was determined to be the accounting acquirer. As a result, the net assets of Insurdata were recorded at their fair value with the excess of the purchase price over the fair value of the net assets acquired allocated to goodwill.

In connection with the Insurdata Merger, each outstanding share of Insurdata common stock converted into the right to receive 1.33 shares of COM common stock. COM issued 21,807,567 shares of COM common stock to Insurdata shareholders. In connection with the Insurdata Merger, COM also issued 426,930 options to purchase COM common stock to existing Insurdata option holders. The fair value of the consideration given by COM for the acquisition of Insurdata under the purchase method of accounting totaled $723,927. This purchase price consideration consisted of: (1) the fair value of the COM common shares issued to Insurdata shareholders totaling $654,799 ($30.03 per share), (2) the fair value of COM options granted to Insurdata option holders under Insurdata stock option plans totaling $11,901 (average fair value of $27.87 per option), (3) the difference between the fair value of shares issued in the December 7, 1999 private placement and the $15 issue price totaling $55,788, and (4) merger costs totaling $1,439. The fair value per share of COM common stock was determined based upon the quoted NASDAQ market price of Healthaxis common stock on the measurement date of December 7, 1999. The value of the December 7, 1999 private placement of COM common shares in excess of the cash received from their issuance represents additional value tendered by COM in a transaction occurring simultaneously with the purchase of Insurdata. The fair value of the COM options granted to Insurdata option holders was determined using the Black-Scholes option pricing model.

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

The fair value of the Insurdata assets acquired and liabilities assumed through the Insurdata Merger were:

Cash and cash equivalents	$2,126
Accounts receivable, net	5,834
Property, equipment and software	6,278
Capitalized software	2,862
Unearned compensation	10,691
Customer base	17,205
Goodwill	682,964
Other assets	1,768
Other liabilities	(5,801)

$723,927

In connection with the Insurdata Merger, Healthaxis recorded an increase in minority interest in COM common stock totaling $479,775, and an increase to additional paid-in capital of $242,713.

The amount allocated to unearned compensation was based upon the intrinsic value of the unvested COM options issued to Insurdata option holders discussed above and was amortized over the remaining vesting term of the options. COM recorded the unearned compensation as a reduction of stockholders’ equity.

2001 HAXS Merger

On January 26, 2001, the stockholders of Healthaxis and COM approved the merger of COM with a newly formed, wholly owned subsidiary of Healthaxis (“HAXS Merger”). This transaction was completed pursuant to the terms of the Amended and Restated Agreement and Plan of Reorganization dated October 26, 2000. In accordance with the terms of the agreement, as amended, on January 26, 2001 Healthaxis issued 39,629,097 shares of its common stock to COM shareholders (a 1.334-to-1 ratio). In addition, Healthaxis issued 7,078,485 warrants and options to purchase Healthaxis common stock to holders of COM stock options and warrants which represented the number of COM options and warrants outstanding on the date of the HAXS Merger after giving effect for the merger ratio. As a result of the HAXS Merger, COM ceased to exist, and the newly formed Healthaxis subsidiary continued as the surviving corporation operating under the Healthaxis.com name.

The HAXS Merger was accounted for as a purchase of minority interest. The purchase price was determined to be $110,956 which included the following: (1) the fair value of the 39,629,097 Healthaxis shares issued to the holders of COM shares totaling $108,980 ($2.75 per share), (2) the fair value of a portion of the 7,078,485 Healthaxis options and warrants issued totaling $2,208 less $1,513 of unearned compensation, which represents the intrinsic value of the unvested portion of options issued, and (3) acquisition costs totaling $1,280. Additionally, unearned compensation of $4,972 remaining from the options issued in connection with the Insurdata Merger were revalued at the date of the HAXS Merger resulting in a reclassification between unearned compensation and additional paid-in capital. The measurement date for purposes of calculating the fair value of Healthaxis common shares issued in the HAXS Merger was September 29, 2000, the date the agreement was revised to reflect the final exchange ratio and certain other material terms. The fair value of Healthaxis shares on or about the measurement date was determined based upon quoted NASDAQ market prices. The fair value of Healthaxis options and warrants issued in the HAXS Merger was determined using the Black-Scholes option pricing model.

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

The assets and liabilities of COM, including goodwill, were revalued as of the date of the HAXS Merger. Upon finalization of the purchase price allocation, a reduction of goodwill totaling $337,424 was recorded. The new purchase price was based upon the fair value of Healthaxis common stock. The significant decrease in fair value of Healthaxis common stock on September 29, 2000 compared to the fair value of Healthaxis common stock on December 7, 1999 (the measurement date for the Insurdata Merger) resulted in a purchase price that was significantly lower than the Insurdata Merger purchase price. As a result, a reduction of goodwill originating from the Insurdata Merger was recorded in 2001.

The stock options not included in the purchase accounting discussed above and the repriced options discussed below, have been accounted for as a modification of a stock-based compensation arrangement. The value of the options exchanged was determined by the excess of the fair value of the Company’s common stock over the exercise price of the options. The value of the unvested options of $1,476 is being expensed ratably over the remaining vesting period. The remaining $4,876 related to the vested options was expensed in 2001 as compensation.

The COM options repriced in May 2000, continue to be treated as variable option awards. During 2001, no compensation expense was recognized for the repriced options as the exercise price of $2.49 per share exceeded the market value of the Company’s common stock.

Note 5 – Discontinued Operations

Discontinued Retail Website Operations

On June 30, 2000, COM entered into an Asset Purchase Agreement to sell certain assets used in connection with its retail website to Digital Insurance, Inc. (“Digital Insurance”). Included in the sale was the current and next generation of the retail website user interface (the presentation layer of the website that includes the graphical templates that create the look and feel of the website), all existing in-force insurance policies, certain physical assets, and agreements, including, but not limited to portal marketing agreements and agreements related to the affiliate partner program. This transaction closed on October 13, 2000. The consideration received by COM in return for those assets consisted of: $500 in cash; a $500 note; 11% of the outstanding shares of Digital Insurance, on a fully-diluted basis, at closing; and a portion of Digital Insurance’s net commission revenues received by Digital Insurance through the acquired website user interface or an affinity partner indefinitely. The Company has reported the operations of the retail website as discontinued operations as of the measurement date of June 30, 2000. The 11% ownership in Digital Insurance was accounted for under the cost method. The value assigned to the shares totaled $3,178 and was based upon previous equity transactions by Digital Insurance.

As a result of this sale to Digital Insurance, a loss on the sale of discontinued operations in the amount of $2,300 was recorded during the year ended December 31, 2000. Included in the loss was a write off of goodwill totaling $5,801, before minority interest, relating to the net book value of the goodwill recorded in 1999 that was attributable to the retail website operations.

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

Following is the results of the retail website operations included in the loss from discontinued operations for all periods presented:

	Years Ended December 31,

	2000	1999

Revenue	$672	$291
Expenses:
Costs of revenue	6,697	5,504
Sales and marketing	11,496	19,652
General and administrative	19	1,000

Total expenses	18,212	26,156

Operating loss before minority interest	(17,540)	(25,865)
Minority interest in loss	11,199	6,739

Loss from discontinued operations	$(6,341)	$(19,126)

Discontinued Insurance Operations

On November 30, 1999, in accordance with an amended Stock Purchase Agreement, all of the issued and outstanding shares of the common stock of PILIC and its other inactive subsidiaries were transferred to AHC Acquisition, Inc. (“AHC”), a newly formed Pennsylvania business corporation, owned by Mr. Alvin H. Clemens, Healthaxis’ chairman, for no consideration.

In anticipation of the transfer, Healthaxis, in order to eliminate a statutory capital deficiency, contributed $7,200 to PILIC. Also, Healthaxis purchased from PILIC the office building located in East Norriton, Pennsylvania for $4,700, 545,916 shares of COM Series A Preferred Stock for $2,800, and assumed the related post retirement and employee obligations (See Note 24) amounting to $1,029 as of December 31, 1999.

Concurrent with the transfer of PILIC, Healthaxis conveyed at its historical cost, 100,000 shares of the Series A preferred stock to AHC together with registration rights previously granted to PILIC.

The operating results of PILIC and all of the other insurance operations are reported as discontinued operations for all periods presented.

As a result of the transfer of PILIC, Healthaxis recorded a loss of $10,263, which included a write-off of assets relating to PILIC including unamortized deferred policy acquisition costs and property and equipment, net of accumulated depreciation in the amount of $2,623, a capital contribution of $7,200 and the value of the preferred stock transferred to AHC which amounted to $440.

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

Results of discontinued insurance operations:

Year Ended
December 31, 1999

Revenue:
Net premium revenue	$7,197
Net investment income	2,395
Realized gain on investments	6
Ceding allowance, net of policy acquisition costs	—
Realized gain on the sale of subsidiary	1,500
Other revenue	890

Total revenue	11,988

Benefits and expenses:
Death and other policy benefits:
Life	3,315
Accident and health, net of reinsurance	7,661
Annuity contracts and other considerations	622
Commissions, net of ceding allowance and deferred acquisition costs	1,486
Other operating expenses, net of ceding allowance and deferred acquisition costs	6,683
Amortization of deferred policy acquisition costs	252
Depreciation and amortization of goodwill	—

Total benefits and expenses	20,019

Loss before income taxes	(8,031)
Provision (benefit) for income taxes:
Current	21
Deferred	—

Total income taxes	21

Loss from discontinued operations	$(8,052)

Discontinued Outsourcing Operations

See Note 27 for discussion of discontinued operations relating to the termination of the UICI outsourcing agreement.

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

Note 6 – Restructuring and Impairment Charges

At a special meeting of the Board of Directors held on May 11, 2001, the Board approved a restructuring plan and realignment of operations modifying the structure and size of the Company. The plan included the following actions:

•	Implementation of a reorganization plan which created four new business units, each with accountability for operations beginning July 1, 2001;

•	Elimination of approximately 60 employee positions, primarily at its Irving, Texas and East Norriton, Pennsylvania offices;

•	Relocation of the corporate headquarters from Pennsylvania to Texas; and

•	Cessation of development and marketing of certain products.

The Company accrued or recorded charges totaling $279.6 million. Those costs are generally related to the following:

•	Severance cost for terminated employees – Approximately $350 of the restructuring charge related to the elimination of approximately 60 positions and termination of approximately that number of employees on May 14, 2001. The Company provided affected employees severance benefits which were generally determined on the basis of the employee’s position and/or years of service at the Company.

•	Impairment of long-lived assets – The Company abandoned the development and marketing of certain products that no longer fit into its business strategy and wrote off approximately $1.9 million of software and other capitalized costs.

•	Impairment of Goodwill – As part of its restructuring and internal re-organization, management evaluated enterprise level goodwill for impairment and recorded an impairment charge of $277.2 million. The factors that influenced management’s evaluation are more fully discussed in the section below.

Impairment of Goodwill

The Company determined that certain events occurred in May 2001 that indicated a potential impairment in the recorded value of goodwill. During May 2001, it became apparent that previous growth expectations could not be met for several reasons, including:

1.	The restructuring, in general, resulted in a change in the strategic focus of the Company. The Company experienced significant management changes prior to May 2001, including a change in CEO, COO, CFO, and SVP of Sales. New management abandoned the development and marketing of certain products that no longer fit its business strategy and revised the Company’s revenue growth expectations accordingly.

2.	A lack of readily available investment capital to fund previously anticipated growth. Previous plans anticipated the ability to obtain additional equity funding, if and when necessary, to sustain the growth model. The Company’s new management team determined that due to the current conditions in the

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

capital markets, the availability of additional equity capital was less certain in the short term and that the Company’s current cash on hand must be optimized. The restructuring of the Company was intended to serve this purpose.

3.	The sector in which the Company operates is currently fragmented and volatile. The sector has been clouded by new entrants, consolidations, partnerships and failures which make it difficult to compare functions or evaluate redundancy. Volatility is evidenced by the significantly reduced stock prices and market capitalization levels of the Company’s competitors. These conditions contrast dramatically with those conditions that existed at the time of the Insurdata Merger in January 2000. While no assurances can be made regarding the Company’s success, management believes that the restructuring has placed the Company in a better position to withstand these volatile conditions.

4.	Management believes the economic slow-down in 2001 affected the spending capacity of healthcare insurance companies on information technology solutions and has, therefore, lowered the Company’s growth expectations from earlier projections at the time of the Insurdata Merger in January 2000.

The Company evaluated the book value of goodwill along with the estimated useful life of the asset (20 years). Based upon ongoing changes in the marketplace, in addition to recent changes within the Company itself, management determined that it was appropriate to reduce the useful life of goodwill from 20 years to 10 years. The Company initially evaluated the book value of goodwill using an estimate of the future undiscounted cash flows of the business enterprise over the adjusted estimated useful life. This analysis indicated that the goodwill was impaired as the carrying value of goodwill exceeded the undiscounted cash flows. The Company then proceeded to analyze future cash flows on a discounted basis using a discount rate of 33%, which was based upon a detailed analysis of the Company’s current risk profile. The Company’s future cash flows were estimated by management and included revenue growth rates ranging from 10% to 40%, however, no assurances can be made that these growth rates can be achieved. The analysis of discounted future cash flows resulted in a write down in the book value of goodwill totaling $277.2 million.

Note 7 — Related Party Transactions

The Company conducts a significant amount of business with a major shareholder, UICI. The Company is currently economically dependent upon UICI. Any change in the Company’s relationship with UICI could have a material, adverse effect on the Company’s operations. At December 31, 2001, UICI owned 46% of the Company’s outstanding common stock and owns warrants to purchase 222,396 shares of the Company’s common stock at prices ranging from $3.01 to $12.00. UICI also owns $1,666, face value, of the Company’s convertible debentures that are convertible into 185,185 common shares.

The Company currently provides services to a number of UICI subsidiaries and affiliates pursuant to written agreements ranging from one to five years, with annual renewable options thereafter. These services include the use of certain of its proprietary workflow and business applications, as well as systems integration and technology management. The most significant of the agreements is the UICI outsourcing agreement (“Technology Outsourcing Agreement”), which is generally a cost plus ten percent contract. In June 2002, the Company and UICI terminated the Technology Outsourcing Agreement. See Note 27 for further discussion of the termination.

UICI and its subsidiaries and affiliates constitute, in the aggregate, the Company’s largest customer. For the years ended December 31, 2001, 2000, and 1999, UICI and its subsidiaries and affiliates accounted for an aggregate of $29,657 (68%), $27,402 (64%), and $0 (0%), respectively, of the Company’s total revenues from continuing and discontinued operations. As of December 31, 2001 and 2000, Healthaxis had accounts receivable due from UICI and its subsidiaries and affiliates totaling $3,286, and $3,028, respectively. These amounts represented 56% and 42% of the Company’s total accounts receivable at December 31, 2001 and 2000, respectively.

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

On January 25, 2001, Healthaxis entered into a software license agreement with UICI. Under the agreement, UICI paid a one-time license fee of $1,837 for a perpetual, enterprise-wide software license. UICI had the option to terminate the agreement within the first two years of its term, in which case a prorated portion of the one-time license fee would be refunded. The license fee revenue was deferred and was being recognized into revenue pro rate over 24 months. On September 24, 2001, this agreement was amended to shorten the original refund period from December 2002 to March 2002. The remaining refundable amount of $840, as detailed in the amended agreement, is being recorded as revenue pro rata over the remaining six-month term of the amended contract. Revenue recognized during 2001 under this agreement was $1,417.

On December 29, 2000, Healthaxis entered into an asset purchase agreement with a wholly owned UICI subsidiary. Under the agreement, Healthaxis purchased certain claims processing software developed by UICI for a purchase price of $1,600, which approximated UICI’s book value of the asset. The software was written off in May 2001 in connection with the Company’s restructuring.

On September 20, 2000, Al Clemens and UICI, together with an unrelated third party investor, purchased $5 million in principal amount of the convertible debentures at a discount from one of the original holders of the debentures. In connection with this transaction, Healthaxis issued a warrant to purchase 50,000 shares of its common stock at an exercise price of $3.01 to the selling debenture holder. The Company recognized a non-cash expense totaling $115 related to this transaction.

On November 30, 1999 Healthaxis sold PILIC to AHC which was owned by Alvin Clemens, the Company’s then Chairman (See Note 5).

Legal fees paid to the law firm of a former director and general counsel and secretary of the Company in 2000 and 1999 were $5 and $497, respectively.

During the year ended December 31, 2000, the Company entered into a consulting services agreement with a current director in the amount of $180. This amount was fully accrued in 2000 and will be paid through early 2002.

Netlojix Communications, Inc., a telephone company in which Ronald L. Jensen, Chairman of UICI and a former director of COM, and parties affiliated with Mr. Jensen own a controlling interest, provides telephone services to the Company pursuant to a written agreement dated September 6, 2000. The agreement will expire in August 2002. For the year ended December 31, 2001 and 2000, Healthaxis paid Netlojix Communications, Inc. approximately $500 and $404, respectively, for services under this agreement.

Al Clemens Severance Agreement

On August 15, 2000, Alvin H. Clemens, the Company’s then Chairman, and Healthaxis entered into an agreement terminating Mr. Clemens’ employment contract. The termination agreement became effective upon consummation of the HAXS Merger in January 2001. Under the terms of the termination agreement, Mr. Clemens was to receive aggregate payments totaling $2,125 paid in quarterly installments over five years beginning in the first quarter of 2001. The Company, at its option, could make the quarterly payments in shares of Healthaxis common stock not to exceed a total of 500,000 shares. Mr. Clemens, at his option, could request that the Company pay one-third of the value of each payment in cash in lieu of stock to cover income tax liabilities. The Company recorded $1,862, of compensation expense related to this agreement during 2001, which is included in general and administrative expenses.

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

During 2001, the Company elected to make the quarterly severance payments in common stock, to the extent offset by Mr. Clemens’ elections to receive one-third of such value in cash. The Company issued 94,444 shares to Mr. Clemens in 2001 under this arrangement. At December 31, 2001, the accrued liability relating to this arrangement totaled $1,700. On February 27, 2002, the Board of Directors approved an agreement to settle the remaining amount due under the agreement for 358,332 shares of common stock (See Note 26).

Note 8 – Transactions with Digital Insurance

In connection with the sale of the retail website operations to Digital Insurance (See Note 5), Healthaxis and Digital Insurance entered into a Software Licensing and Consulting Agreement that provided Healthaxis with: a perpetual nonexclusive license to use and sublicense, subject to certain restrictions, the user interface sold to Digital Insurance; licensing fees over 30 months of $3.0 million for software owned by Healthaxis that would be used by Digital Insurance in conjunction with the user interface it purchased; and professional service fees over 12 months of a minimum of $3.0 million for services relating to customizing, maintaining and upgrading the user interface and other software.

Effective May 31, 2001, the Company entered into an Amended Asset Purchase Agreement and Amended Software Licensing and Consulting Agreement. Under the terms of these amendments, the Company agreed to settle all amounts due from Digital Insurance (other than trade accounts receivable) under the original agreements for a lump sum cash payment of $2,000, which approximated the Company’s carrying values.

Revenue recognized during the years ended December 31, 2001 and 2000 under these agreements totaled $2,422 and $2,093, respectively.

The following table shows the aggregate amounts paid by Digital Insurance, prior to and including the $2,000 lump sum payment, as compared to the original contracted amount:

	Original	Amount
	Commitment	Received

Purchase price	$1,000	$1,000
Professional services	3,000	3,000
License fees	3,000	813

Total	$7,000	$4,813

The amendments further require Digital Insurance to pay Healthaxis $100 per month effective June 1, 2001 continuing through the earlier of either May 31, 2002, or the date Digital Insurance gives written notice to Healthaxis that Digital Insurance no longer utilizes the user interface sold by Healthaxis. This $100 represents a guaranteed monthly minimum commitment and will cover a dedicated staff of approximately 5.5 full time equivalents, Web hosting services, shared telecommunications cost, and rent and operating expenses in Healthaxis’ former East Norriton, Pennsylvania facility.

In conjunction with management’s periodic review of long-lived assets, a write down of the Company’s investment in Digital Insurance, which was obtained in connection with the sale of the Company’s retail website operations (See Note 5), of $1.2 million was recorded during the second quarter of 2001. This write

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

down was based upon the Company’s then current estimate of the investment’s net realizable value. In October 2001, Digital Insurance completed an equity financing of $6.0 million, for which Healthaxis waived its preemptive rights to participate. Based upon the dilution and the share price for the newly issued preferred stock, the Company determined that an other than temporary decline in value occurred and took an additional write down of $1.7 million in the third quarter of 2001. At December 31, 2001, the Company’s investment in Digital Insurance is valued at $227 ($.07 per share). As a result of the additional equity financing of Digital Insurance, Healthaxis’ ownership was reduced to approximately 2.5% of the fully diluted shares of Digital Insurance.

Note 9 – Assets Held for Sale and Loss on Building

Assets held for sale at December 31, 2000, represents the book value of the Company’s former headquarters building in East Norriton, Pennsylvania. On December 22, 2001, the Company sold the building for a gross sales price of $3,000, which resulted in a realized loss of $2,498. The net cash proceeds from the sale totaled $2,626.

Note 10 – Notes Receivable and Notes Receivable from Employees

Notes receivable from employees bear interest at rates ranging between 6% and 8%. Of the $311 outstanding at December 31, 2001, $184 is due December 31, 2002, with the remainder due March 31, 2004.

Notes receivable consist of the following:

	December 31,

	2001	2000

Note receivable from Digital Insurance, $250 due March 1, 2001, $250 due July 1, 2001, bears interest at 9.5%, unsecured	$—	$500
Line of credit due from customer, due in equal monthly principal payments through December 2005, bears interest at prime plus 2%, unsecured	175	—
Note receivable from a subsidiary of UICI, monthly payments of $8, matures December 2004, bears no interest (discounted at 8.75%), unsecured	242	309
Other	10	10

Total	427	819
Less current portion	(119)	(577)

Notes receivable, non-current	$308	$242

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

Note 11 – Property, Equipment and Software

Property, equipment and software, at cost, consist of the following:

	Useful Lives	December 31,
	(Years)	2001	2000

Computer equipment	3	$8,724	$8,444
Office furniture and equipment	7-10	1,926	3,156
Leasehold improvements	3-5	1,094	1,289
Computer software	1-3	2,018	1,832

		13,762	14,721
Less accumulated depreciation and amortization		(10,311)	(9,032)

		$3,451	$5,689

Depreciation and amortization expense totaled $3,026 year ended December 31, 2001.

Note 12 – Accrued Liabilities and Other Liabilities

Accrued liabilities and other liabilities consist of the following:

	December 31,

	2001	2000

Salaries, benefits and payroll taxes	$502	$917
Severance	1,829	751
Interest and penalties	301	1,451
Due to UICI	198	2,359
Professional services	9	332
Taxes	1,085	—
Other	83	229

	4,007	6,039
Less other liabilities	(1,087)	(15)

Accrued liabilities	$2,920	$6,024

Other liabilities at December 31, 2001 consists primarily of a contingent tax liability in the amount of $1,085.

Note 13 – Convertible Debentures

On September 15, 1999 Healthaxis issued 2% convertible debentures (“Debentures”) in the amount of $27,500 with an original due date of September 14, 2002. The Debentures bear interest at the rate of 2% per annum, payable in cash or the equivalent value of Healthaxis’ common stock, semi annually on January 1 and July 1 of each year, beginning on January 1, 2000. Except with respect to overdue interest it is assumed that Healthaxis will make all payments of interest in common stock, subject to those shares being registered, unless Healthaxis notifies the holder in writing otherwise.

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

As part of the transaction, Healthaxis issued to the Debenture holders warrants to purchase 202,802 shares of its common stock at an exercise price equal to the conversion price ($20.34 per share) (“Warrants”). The Warrants had a term of five years, were valued at $2,317 and were accounted for as a cost of issuing the Debentures. The total cost of issuing the Debentures was $3,052 and consisted of the value of the Warrants and other costs, which have been amortized over the anticipated life of the Debentures as interest expense.

In conjunction with the sale of the Debentures, Healthaxis also executed a registration rights agreement, which required Healthaxis to register the underlying shares issuable upon the conversion of the Debentures or the exercise of the Warrants by August 28, 2000. As of December 31, 2000, the SEC had not declared the registration statement effective and the Company accrued penalties as required under the registration rights agreement totaling $1,419 through a charge to interest expense.

During January 2001, the Company completed a restructuring of its Debentures that resulted in a reduction of the conversion rate from $20.34 per share to $9.00 per share, an extension of the maturity date from September 14, 2002 to September 14, 2005, and a modification of the events of default. In addition, the terms of the Warrants to purchase 202,802 shares of Healthaxis’ common stock issued to the purchasers of the Debentures were also amended to reduce the exercise price to $3.01 per share and to extend the exercise period of the warrants for an additional year, or until September 13, 2005. Based upon the revised conversion price, the amended Debentures are convertible into 3,055,555 shares of Healthaxis’ common stock. As a result of the significance of the modifications, the original instrument was considered extinguished, and a new instrument issued. The Debentures were recorded at their estimated fair value of $27,000. The fair value of the Debentures was estimated based on an estimated discount rate and consideration of the estimated fair value of the adjusted equity conversion rights. As a result of the transaction, the Company recorded and extraordinary gain of $1,681, which represents the excess of the carrying value over the estimated fair value of the debt.

During the year ended December 31, 2001, the Company recorded $824 in interest expense related to the Debentures. Of this amount $265 was paid via the issuance of 157,454 shares of the Company’s common stock, and $274 related to the non-cash amortization of the debt discount.

Note 14 – HPS Agreements

Loans Payable to HPS: The Company received $5,000 from HealthPlan Services, Inc. (“HPS”) in the fourth quarter of 1997, which was accounted for as loan payable, discounted at a rate of 9.25% resulting in a $3,865 amount which was to be amortized over five years with payments of $95,000 per month including interest. The loan was paid in June 1999.

Settlement Agreement with HPS: During 1999, COM and Healthaxis entered into a settlement agreement at no cost to resolve a number of disputes that had arisen between Healthaxis and HPS relative to HPS’ performance of administrative services under the outsourcing agreement and between COM and HPS relative to COM’ performance under the ECommerce Agreement and the HPS stock purchase agreement for COM common stock.

The settlement agreement provided for the following:

•	HPS and Healthaxis and its subsidiaries, including COM, granted each other a mutual release of all claims in connection with each party’s performance under the agreements;

•	HPS purchased the remaining outstanding shares of one of PILIC’s subsidiaries for $1,500, which was set off against service fees owed by Healthaxis to HPS;

•	HPS exercised a warrant granted in 1998 pursuant to the terms of the ECommerce Agreement for 100,000 shares of Healthaxis’ common stock for $900, which was set off against service fees owed by Healthaxis to HPS; and

•	Healthaxis agreed to pay the remaining balance of the service fees owed by it to HPS in the amount of $1,267 on or before June 30, 1999.

Note 15 –Capital and Operating Lease Obligations

The Company leases office space and various pieces of equipment under operating leases expiring in various years through 2005. In addition, the Company also leases certain equipment under capital leases expiring in 2002. Future minimum rent payments under capital and operating leases for each of the next five years and in aggregate are as follows:

	Operating	Capital

2002	$1,340	$9
2003	1,051	—
2004	984	—
2005	966	—
2006	2	—

	$4,343	9

Less amount representing interest		(1)

Present value of future minimum lease payments		8
Less current portion		(8)

		$—

At December 31, 2001 and 2000, the Company had computer equipment with an original cost of $446 under capital leases. Accumulated amortization of this equipment totaled $275 and $186 at December 31, 2001 and 2000, respectively.

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

Note 16 — Ceding Commission Liability and Extraordinary Item

In December 1998, PILIC entered into a coinsurance agreement with Hannover Life Reassurance Company of America (“RCH”) whereby PILIC received a $10,000 ceding commission which consisted of a $5,000 non-refundable payment and a $5,000 payment contingent upon RCH’s earning at least $10,000 in future profits from the ceded inforce business, plus 12% interest (the “Guaranteed Amount”). Healthaxis recognized a $5,000 ceding commission liability because of the negative financial history of the business. At no point did RCH earn the Guaranteed Amount from the ceded business. As such, Healthaxis incurred $575 and $600 of interest expense during 2000 and 1999, respectively.

On December 1, 2000, Healthaxis entered into a settlement agreement with RCH. Under the terms of the agreement, RCH released Healthaxis from all liability under Healthaxis’ original guarantee, in return for a cash payment of $4,250. Healthaxis recognized a gain on forgiveness of debt totaling $1,925 related to the transaction, which is reflected as an extraordinary gain in 2000.

Note 17 – Segment Reporting

As discussed previously, in May of 2001, the Company implemented a restructuring plan which, among other things, created four separate business units, each with accountability for operations beginning July 1, 2001. Each business unit is deemed to be a reporting segment. During the current year, primarily as a result of a change in the Company’s chief operating decision maker, the Company underwent a fundamental reorganization and redesign of its internal financial reporting system. As a result of the reorganization and redesign, it is impractical to restate the Company’s results for the prior periods to conform with the current presentation. In addition, it is not necessary to restate the current year presentation to conform with that of the prior periods, as the Company operated in only one segment prior to the current year.

Assets are not allocated to business units for internal reporting purposes and are therefore not included in the segment information below.

The Company’s operating segments are:

•	Application Solutions Group — provides web-enabled systems for enrollment, administration and processing of health insurance claims on an Application Service Provider basis.

•	Web Technology Group — provides web-enabled connectivity platforms and solutions for self service (broker, employer, employee and providers), large group enrollment and small group enrollment, sale/distribution and post-sale administration of group and individual insurance policies including health, life and dental insurance, and solutions for enabling compliance with HIPAA.

•	Imaging Services Group — provides electronic data capture, imaging, storage and retrieval of health insurance claims, attachments and other correspondence.

•	Outsourcing Group — provides system technology support services on an outsourcing basis to the Company’s largest client, UICI. See Note 27 regarding discontinuance of this segment.

Each business segment generally sells its products and services to the same constituent users, generally located in the United States, namely healthcare payers, which include insurance companies, third party administrators, brokers, Blue Cross/Blue Shield plans and self-insured employers.

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

All revenue is specifically associated with a separate business unit and therefore there are no reconciling items. Portions of revenue generated from UICI and its subsidiaries are earned under contracts or agreements other than the Technology Outsourcing Agreement and such revenues are included in the appropriate business unit. Earnings before income tax, depreciation and amortization (“EBITDA”) is the primary measurement used by management to make decisions regarding the segments. EBITDA, as defined by the Company, also excludes restructuring, severance and non-cash stock based compensation charges (“EBITDA As Defined”). Corporate overhead includes executive management, accounting, legal and human resources, and other expenses. Although the Company’s restructuring affected all of the Company’s segments, it is included as a component of corporate overhead as this presentation is consistent with how management views the operations. Operating income does not include any cost allocations for corporate overhead.

	Web	Application	Imaging	Corporate	Consolidated
	Technology	Solutions	Services	Overhead	Total

Year Ended December 31, 2001
Revenue	$5,949	$12,307	$4,849	$—	$23,105
EBITDA As Defined	(2,512)	1,841	(248)	(5,699)	(6,618)
Depreciation and amortization	866	1,250	768	14,396	17,280
Operating income (loss)	(3,378)	591	(1,016)	(307,720)	(311,523)

The Company’s core products are sold through the Application Solutions Group and the Web Technology Group, and most of the Company’s research and development efforts are concentrated in these areas. The Application Solutions Group is a mature business with over 20 years history and client base. The Web Technology Group is a relatively new business, built to take advantage of the Company’s internet expertise and the healthcare industry’s movement to web-enable legacy systems. The Imaging Services Group serves as an entry point for new clients, through cost savings, and introduces cross-selling opportunities for other Company products.

The Imaging Services Group includes a processing center in Jamaica. Approximately 6.2% of the Company’s total revenues in 2001 were derived from the Jamaican operation, which processes claims for the Company’s domestic (U.S. based) clients. Additionally, the Jamaican operation accounts for approximately $375 of the net book value of the Company’s fixed assets at December 31, 2001, primarily consisting of data processing equipment, software and furniture. Any interruptions of service in the Jamaican operation could result in downtime and additional expense to repair the facility, relocate the operation or divert the processing to the Company’s U.S. based centers.

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

Note 18 — Income Taxes

Significant components of deferred taxes consisted of the following:

	December 31,

	2001	2000

Deferred tax assets:
Reserve for bad debt	$18	$106
Start up expenses	416	965
Post employment retirement benefits	348	375
Net operating and capital loss carryforwards	48,442	45,117
Accrued expenses and deferred revenues	1,556	206

Total deferred tax assets	50,780	46,769

Deferred tax liabilities:
Customer base	(2,360)	(4,516)
Capitalized software development costs	(224)	(1,689)
Other, net	(128)	(47)

Total deferred tax liabilities	(2,712)	(6,252)

Deferred tax asset before valuation allowance	48,068	40,517
Valuation allowance	(48,068)	(40,517)

Net deferred tax asset	$—	$—

Effective April 1, 1999, COM was no longer eligible to participate in the Company’s consolidated federal income tax return. However, from January 26, 2001 (date of HAXS Merger) forward, COM will be included in the Company’s consolidated federal income tax return. The Company’s net operating loss carryforward amounts total $138,000 and are available to offset its future taxable income through 2016.

Approximately $2,000 of the consolidated net operating losses result from a 1989 acquisition. These NOLs expire between 2001 and 2004 and are subject to annual limitations of $24, thereby significantly reducing their ultimate utilization.

As a result of the capital transactions of both Healthaxis and COM, including the Insurdata Merger and the HAXS Merger, the utilization of NOL carryforwards is limited. Additionally, the utilization of these NOL’s, if available, to reduce future income taxes is dependent on the generation of sufficient taxable income prior to their expiration.

As it is considered more likely than not that the deferred tax assets will not be realized, the Company has established a valuation allowance for all net deferred tax assets.

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

The reconciliation of the recorded income tax provision to the benefit expected by applying the appropriate statutory income tax rate (35%) to the loss before income taxes is as follows:

	Years Ended December 31,

	2001	2000	1999

Amount computed at statutory rate	$(109,778)	$(30,397)	$(19,023)
Change in valuation allowance	6,962	12,396	20,794
Amortization/impairment of goodwill	100,676	13,700	276
Other permanent differences	2,140	4,189	(2,047)
Reversal of prior year federal income taxes	—	(585)	—
Other, net	—	112	—

Total income tax benefit	$—	$(585)	$—

Note 19 – COM Equity

The Company’s primary operations occurred in COM, a controlled subsidiary. Prior to the HAXS Merger, a substantial amount of the Company’s equity was obtained through the sale of COM equity instruments with such transactions included in the Company’s financial statements through consolidation. The following summarizes the significant equity events at COM that contributed to the Company’s increase in additional paid in capital in the consolidated statements of changes in stockholders’ equity. During the years ended December 31, 2001, 2000, and 1999 the increase in net assets in COM totaled $115, $242,845, and $44,395, respectively. This increase relates to the consolidated Company’s share of equity transactions that occurred at COM. The remaining portion of the COM equity transactions not included in the increase in net assets of COM have been recorded as a component of minority interest.

On May 11, 1999, COM completed a private placement of 516,051 shares of COM common stock to a group of accredited investors at $12.00 per share for an aggregate purchase price of $6,193, less issuance costs of $2. Investors purchasing COM common stock were provided with registration rights.

On December 7, 1999, COM completed a private placement of 3,846,003 shares of COM common stock to a group of accredited investors and Healthaxis at $15.00 per share for an aggregate purchase price of $57,690 less issuance costs of $2,533. Healthaxis purchased 133,333 shares in the transaction for approximately $2,000.

During 1999, Healthaxis purchased 1,415,000 shares of COM common stock from HPS for an aggregate purchase price of $8,203. Healthaxis accounted for the purchase of minority interest as goodwill amortized over three years.

On January 7, 2000, COM issued 21,807,567 common shares in connection with the Insurdata Merger (See Note 4).

COM Series A Convertible Preferred Stock

During 1998, COM issued a total of 545,916 shares of COM Cumulative Convertible Series A Preferred Stock, par value $1.00 (“Series A Preferred Stock”) to PILIC for $2,400. Initially, PILIC purchased 405,886 shares of Series A Preferred Stock at $5.91 per share. The Stock Purchase Agreement for Series A Preferred Stock with PILIC contained a price adjustment provision that would require COM to issue to PILIC

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

additional shares of Series A Preferred Stock if COM sold other shares of common or preferred stock to another investor at a lower price. As a result of the sale of Series B Preferred Stock to America Online (“AOL”) at $4.40 per share, COM issued an additional 140,030 shares of Series A Preferred Stock to PILIC so that PILIC’s price per share would also equate to $4.40 per share.

In 1999, Healthaxis purchased all Series A Preferred Stock from PILIC and transferred 100,000 shares to AHC, a newly formed Pennsylvania business corporation, owned by Alvin H. Clemens, the Company’s then Chairman, for no consideration. On January 26, 2001, in connection with the HAXS Merger, the 100,000 shares of Series A Preferred Stock were converted into 133,000 Healthaxis common shares based on the terms of the HAXS Merger.

COM Series B Convertible Preferred Stock

During 1998, COM issued 625,529 shares of Series B convertible preferred stock, par value $1.00 per share (“Series B Preferred Stock”) to AOL at $4.40 per share for an aggregate purchase price of $2,750, less issuance costs of $51. On January 26, 2001, in connection with the HAXS Merger, all of the Series B Preferred shares were converted into 834,455 shares of Healthaxis common stock.

COM Series C Convertible Preferred Stock

On March 30, 1999, COM issued 1,526,412 shares of COM Series C convertible preferred stock at $5.77 per share (“Series C Preferred Stock”), for an aggregate purchase price of $8,807, less issuance costs of $684 and $278 representing the value of COM warrants issued to an investment banker for services rendered in connection with the Series C Preferred Stock Offering. On January 26, 2001, in connection with the HAXS Merger, all of the Series C Preferred shares were converted into 2,036,232 shares of Healthaxis common stock.

COM Series D Convertible Preferred Stock

On July 12, 1999, COM issued 333,334 shares of COM Series D convertible preferred stock at $12 per share for an aggregate purchase price of $4,000, less issuance costs of $40 (“Series D Preferred Stock”). On January 26, 2001, in connection with the HAXS Merger, all of the Series D Preferred shares were converted 444,667 shares of Healthaxis common stock.

Note 20 — Stockholders’ Equity

At December 31, 2001, common stock reserved for future issuance is as follows:

Conversion of Debentures	3,055,555
Options issued in HAXS Merger	5,146,771
Healthaxis 2000 Option Plan	10,000,000
Warrants	2,269,112
Other inactive option plans	2,389,497

Total	22,860,935

On September 9, 1999, Healthaxis and Mr. Clemens, Healthaxis’ then Chairman, entered into an agreement whereby Mr. Clemens agreed to; 1) convert approximately 557,000 shares of Healthaxis’ Series A Preferred Stock, 2) amend his agreement to purchase 550,000 shares of Healthaxis’ Series A Preferred Stock in

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

exchange for an option to purchase Healthaxis common stock, and 3) release all right, title and interest to options to purchase 202,802 shares of Healthaxis’ common stock. The exercise prices of the options to purchase common stock range from $3.64 to $8.75 per share and had a weighted average price per share of $4.56. In consideration of the aforementioned Healthaxis paid Mr. Clemens $650 which was accounted for as compensation expense.

Note 21 – Amortization of Intangibles

Amortization of intangibles relates to the amortization of goodwill, customer base, and capitalized software resulting from the Insurdata and HAXS Mergers and the amortization of goodwill resulting from the purchase of COM common shares from a minority shareholder in 1999. The customer base and capitalized software resulting from the Insurdata Merger are being amortized over their estimated useful lives of 4 and 3 years, respectively. The goodwill resulting from the Insurdata and HAXS Mergers was being amortized over 20 years until May 2001 at which time the estimated life was reduced to 10 years in connection with the Company’s restructuring (See Note 6).

The goodwill resulting from the 1999 purchase of COM shares from a minority shareholder was being amortized over 3 years until June 30, 2000, at which time the remaining net book value was recognized as a component of the loss on the sale of the discontinued retail website operations.

Following is a summary of the amortization of intangibles:

	Years Ended December 31,

	2001	2000	1999

Capitalized software	$853	$954	$—
Goodwill	10,443	35,423	765
Customer base	2,738	4,301	—

	$14,034	$40,678	$765

See Note 26 for disclosure of proforma results of operations, adjusted to exclude goodwill amortization.

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

Note 22 – Stock Options and Warrants

Healthaxis Stock Options and Warrants

The following table summarizes the changes in outstanding Healthaxis stock options and warrants:

	Stock Options		Warrants

		Weighted		Weighted
	Number of	Average	Number of	Average
	Shares	Exercise Price	Shares	Exercise Price

Outstanding at January 1, 1999	3,408,016	$3.93	1,700,000	$5.38
Granted	344,831	9.51	254,469	12.86
Exercised	(778,925)	6.35	(250,000)	8.20
Canceled/forfeited	(327,831)	6.50	(75,000)	3.85

Outstanding at December 31, 1999	2,646,091	3.60	1,629,469	7.33
Granted	—	—	53,333	3.03
Exercised	(28,450)	6.59	(41,500)	3.57
Canceled/forfeited	(44,875)	7.97	(25,000)	5.00

Outstanding at December 31, 2000	2,572,766	3.02	1,616,302	7.32
Granted	6,919,918	2.20	952,810	5.25
Exercised	—	—	—
Canceled/forfeited	(1,252,949)	3.03	(300,000)	3.38

Outstanding at December 31, 2001	8,239,735	$2.33	2,269,112	$5.17

Options/Warrants Exercisable at December 31,
1999	2,555,491		1,575,969
2000	2,538,266		1,591,002
2001	6,621,557		2,243,812

Following is a summary of the status of stock options outstanding at December 31, 2001:

Outstanding options				Exercisable Options

		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Exercise		Contractual	Exercise		Exercise
Price Range	Number	Life	Price	Number	Price

$.68 - $.98	1,388,876	6.1 yrs	$.90	1,294,476	$.91
$1.00 - $1.70	2,539,111	3.6 yrs	$1.31	2,025,549	$1.36
$2.10 - $3.64	3,217,579	4.8 yrs	$2.77	2,209,763	$2.84
$4.25 - $5.00	875,769	1.8 yrs	$4.35	874,269	$4.35
$7.50 - $10.00	218,400	3.8 yrs	$8.85	217,50	$8.86

	8,239,735			6,621,557

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

Total stock based compensation for the years ended December 31, 2001, 2000, and 1999 totaled $5,564, $4,927, and $0, respectively.

From 1996 through 1999, Healthaxis maintained several stock option plans that provided for option grants to directors and key employees of Healthaxis and its subsidiaries. In addition, certain Healthaxis option plans provided for grants to non-employee field representatives and agents related to Healthaxis’ discontinued insurance operations. During 2000, no options were granted by Healthaxis and all such plans became inactive.

On January 26, 2001 the Healthaxis shareholders approved the 2000 Stock Option Plan (“Healthaxis 2000 Plan”). Under the Healthaxis 2000 Plan, employees, officers and directors of Healthaxis, as well as certain consultants, are eligible to receive Healthaxis options.

During the year ended December 31, 2001, the Healthaxis granted 866,054 under the Healthaxis 2000 Plan. The remaining 6,053,864 options granted by Healthaxis relate to the issuance of options to the former COM option holders pursuant to the terms of the HAXS Merger (See Note 4).

In the first quarter of 2000, Healthaxis accelerated the vesting of stock options granted to certain terminated employees and recorded $205 of compensation expense related to this event.

On September 20, 2000, Healthaxis issued 50,000 warrants to a selling Debenture holder in connection with the sale of Debentures to UICI and Al Clemens (See Note 7). The warrants have an exercise price of $3.01. The Company recognized expense totaling $115 related to this transaction which represented the fair value of the warrants determined using the Black-Scholes option pricing model.

On September 29, 2000, Healthaxis entered into an agreement with certain of its former agents that reduced the exercise price of existing options to purchase 318,042 shares of Healthaxis’ common stock from original exercise prices ranging from $4.75 to $14.63 per share to $4.25 per share. The agreement also reduced the payments required to be made pursuant to a registration rights agreement with such individuals relating to the shares issuable upon the exercise of such options. Healthaxis recorded a charge of $500 during the year ended December 31, 2000, relating to this repricing of non-employee options.

COM Stock Options and Warrants

During the first quarter of 2000, the board of directors of COM granted 1,178,200 options under its 1998 Stock Option Plan (“1998 Plan”). All such options were granted with an exercise price of $15.00 per share, which represented the fair value of the COM common stock based upon privately negotiated equity transactions. Since this grant price was below the fair market value of Healthaxis’ common stock on the dates of the grants, COM recorded compensation expense totaling $4,107 during 2000.

On May 24, 2000, the board of directors of COM repriced 1,773,050 existing options. The options affected had original exercise prices ranging from $12.00 to $15.00 per share. The exercise price of these options was adjusted to $3.31 based upon the quoted market share price of Healthaxis’ common stock as reported on the NASDAQ National Market on the date of the repricing. COM accounted for these options as a variable award subsequent to the repricing. In January 2001, these awards were exchanged for Healthaxis options under the terms of the HAXS Merger and continue to be accounted for under variable option accounting. The fair value of Healthaxis’ stock at December 31, 2001 and 2000, was below the new exercise prices and as such, no compensation cost has been recognized during the years ended December 31, 2001 and 2000 due to the repricing.

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

Warrants

During 1998 and 1999, COM issued a total of 1,125,000 warrants. Of these warrants, all but 63,000 were issued in connection with marketing and carrier agreements related to COM’s discontinued retail website operations. The 63,000 warrants issued in 1999 were issued in connection with the issuance of Series C Preferred Stock and were recorded as a direct financing cost. On January 26, 2001, pursuant to the terms of the HAXS Merger, the Company issued 952,810 warrants in exchange for the outstanding COM warrants. These warrants were included as a component of the HAXS Merger purchase price based upon their fair value.

Pro Forma Information

The Company has adopted the disclosure-only provisions of SFAS No. 123 “Accounting for Stock Based Compensation”. Had compensation cost for the Company’s stock option grants been determined based on the fair value at the date of grants in accordance with the provisions of SFAS 123, the Company’s net loss and net loss per common share would have been increased to the following pro forma amounts:

	2001	2000	1999

Net loss applicable to common shares as reported	$(310,572)	$(35,016)	$(46,601)
Pro forma	$(317,195)	$(37,655)	$(48,192)

	Basic & Diluted	Basic & Diluted	Basic & Diluted

Net loss applicable to common shares as reported	$(6.19)	$(2.68)	$(3.80)
Pro forma	$(6.33)	$(2.88)	$(3.93)

The fair value of the options and warrants granted are estimated on the date of grant using the Black-Scholes option pricing model. The major assumptions used and the estimated fair value include no dividends paid, assumed forfeitures of 10% annually for non-vested options and the following:

	Expected	Expected	Risk Free	Weighted
	Term	Stock	Interest	Average
	In Years	Volatility	Rate	Fair Value

For options granted in 1999
1996 Employee Plan	.5 – 5	58% - 100%	4.48%	$4.65
Directors Plan	10	58%	4.48%	$2.12
1998 Plan	5	100%	4.48%	$5.71
For options granted in 2000
1998 Plan	3	100%	4.75%	$2.11
For options granted in 2001
Options issued in HAXS Merger	2.5 – 9.75	100%	4.48%	$3.13
Healthaxis 2000 Plan	3	100%	4.48%	$1.05

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

In January and February 2000, COM granted options to acquire approximately 1,200,000 COM common shares at $15.00 per share. The fair value of Healthaxis common stock (used by management to estimate the fair value of COM stock) on the grant dates approximated $29.00 per share. As a result, the Company will amortize, for financial accounting purposes, compensation costs of approximately $16,800 over the 3-4 year vesting period of the options.

Note 23 — Commitments and Contingencies

The Company is involved in normal litigation, including that arising in the ordinary course of business. Management is of the opinion that no litigation will have a material adverse effect on the results of operations or financial position of the Company.

Note 24 – Post Retirement and Post Employment Liabilities and Employee Benefit Plans

Healthaxis has an obligation to provide certain post retirement benefits, primarily lifetime health, dental and life insurance coverage, to a group of individuals consisting of three former PILIC executives, 18 retired PILIC employees, and the Company’s former Chairman. These liabilities were assumed by Healthaxis in accordance with the terms of the transfer of PILIC (See Note 5). Because this obligation exists until the death of the participants, actuarial calculations, which include the use of estimates, are used to determine the carrying value of the liability. These estimates include a life expectancy of 83 years, a discount rate of 7.25% to calculate the present value of the expected future costs, a 3% annual growth factor for life insurance and a range of 5% — 10% annual growth factor for medical insurance. As of December 31, 2001, the Company has $995 recorded related to post retirement and post employment liabilities.

Changes in the post retirement and past employment liabilities were as follows:

Balance at January 1, 2000	$1,029
Interest cost	73
Service cost	86
Payments	(116)

Balance at December 31, 2000	1,072
Interest cost	57
Service cost	(14)
Payments	(120)

Balance at December 31, 2001	$995

At December 31, 2001, the unamortized, unrecognized net obligation existing at the date of the initial application of SFAS No. 106 “Employers’ Accounting for Postretirement Benefits Other Than Pensions” was $293. The amortization of this transition liability was $58 per year for the years ended December 31, 2001, 2000, and 1999, and is included as a component of service cost.

The Company sponsors a defined contribution retirement savings plan under section 401(k) of the Internal Revenue Code covering substantially all employees. All contributions are subject to limitations imposed by IRS regulations. The total benefit expense under this plan amounted to $558, $547, and $53 for the years ended December 31, 2001, 2000, and 1999, respectively.

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

Note 25 – Quarterly Results of Operations (unaudited)

The following is a tabulation of the Company’s quarterly results of operations for the years 2001 and 2000:

	2001

	Q1	Q2	Q3	Q4	Total

Revenue	$5,588	$5,970	$5,869	$5,678	$23,105
Operating expenses	24,603	294,715	8,236	9,775	337,329

Operating loss	(19,015)	(288,745)	(2,367)	(4,097)	(314,224)
Interest expense and other income, net	65	(1,187)	(1,654)	(19)	(2,795)

Income before minority interest	(18,950)	(289,932)	(4,021)	(4,116)	(317,019)
Minority interest in loss of subsidiary	3,080	—	—	—	3,080

Net loss before taxes	(15,870)	(289,932)	(4,021)	(4,116)	(313,939)
Income tax provision	—	—	—	—	—

Net loss before extraordinary item	(15,870)	(289,932)	(4,021)	(4,116)	(313,939)
Extraordinary gain	1,681	—	—	—	1,681

Net loss from continuing operations	(14,189)	(289,932)	(4,021)	(4,116)	(312,258)
Loss from discontinued operations	339	435	615	297	1,686

Net loss	$(13,850)	$(289,497)	$(3,406)	$(3,819)	$(310,572)

Loss per share of common stock (basic and diluted) Continuing operations	$(0.38)	$(5.49)	$(0.07)	$(0.08)	$(6.26)
Discontinued operations	0.01	0.01	0.01	0.01	0.04
Extraordinary gain	0.04	—	—	—	0.03

Net loss	$(0.33)	$(5.48)	$(0.06)	$(0.07)	$(6.19)

	2000

	Q1	Q2	Q3	Q4	Total

Revenue	$5,552	$5,194	$6,170	$4,528	$21,444
Operating expenses	22,080	22,423	20,055	19,402	83,960

Operating loss	(16,528)	(17,229)	(13,885)	(14,874)	(62,516)
Interest expense and other income, net	(585)	408	(916)	(1,884)	(2,977)

Income before minority interest	(17,113)	(16,821)	(14,801)	(16,758)	(65,493)
Minority interest in loss of subsidiary	9,360	9,708	7,786	9,134	35,988

Net loss before taxes	(7,753)	(7,113)	(7,015)	(7,624)	(29,505)
Income tax provision	—	—	—	585	585

Net loss before extraordinary item	(7,753)	(7,113)	(7,015)	(7,039)	(28,920)
Extraordinary gain	—	—	—	1,925	1,925

Net loss from continuing operations	(7,753)	(7,113)	(7,015)	(5,114)	(26,995)
Loss on disposal of discontinued operations	—	(2,802)	—	502	(2,300)
Loss from discontinued operations	(3,579)	(2,649)	85	422	(5,721)

Net loss	$(11,332)	$(12,564)	$(6,930)	$(4,190)	$(35,016)

Loss per share of common stock (basic and diluted) Continuing operations	$(0.59)	$(0.54)	$(0.54)	$(0.54)	$(2.21)
Discontinued operations	(0.28)	(0.42)	0.01	0.07	(0.62)
Extraordinary gain	—	—	—	0.15	0.15

Net loss	$(0.87)	$(0.96)	$(0.53)	$(0.32)	$(2.68)

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

Note 26 – Subsequent Events

Settlement with Al Clemens

On August 15, 2000, Alvin H. Clemens, the Company’s then Chairman, and Healthaxis entered into an agreement terminating Mr. Clemens’ employment contract. The termination agreement became effective upon the consummation of the HAXS Merger in January 2001. Under the terms of the termination agreement, Mr. Clemens was to receive aggregate payments totaling $2,125 paid in quarterly installments over five years beginning in the first quarter of 2001. The Company, at its option, could make the quarterly payments in shares of Healthaxis common stock not to exceed a total of 500,000 shares.

On March 6, 2002, the Company and Mr. Clemens entered into an agreement pursuant to which Mr. Clemens agreed to accept 358,332 shares of the Company’s common stock in full payment and satisfaction of the remainder of the severance obligation. The Company recorded a gain in the first quarter of 2002 totaling $1,345 related to the settlement of this liability, which was based upon the difference between the carrying amount of the liability and the fair value of the common stock issued to Mr. Clemens.

Accounting for Goodwill and Other Intangibles

Effective January 1, 2002, the Company adopted Statements of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets”, which requires companies to stop amortizing goodwill and certain intangible assets with an indefinite useful life. Instead, SFAS No. 142 requires that goodwill and intangible assets deemed to have an indefinite useful life be reviewed for impairment upon adoption of SFAS No. 142 (January 1, 2002), annually thereafter and upon the occurrence of any event that indicates potential impairments. The Company will perform its annual impairment review during the fourth quarter of each year, commencing in the fourth quarter of 2002.

Following is a presentation of the results of operations, adjusted to exclude goodwill amortization:

	Years Ended December 31,

	2001	2000	1999

Reported net loss before extraordinary item	$(312,253)	$(36,941)	$(46,531)

Reported net loss	$(310,572)	$(35,016)	$(46,531)

Add back: amortization of goodwill*	$8,628	$12,809	$765

Adjusted net loss before extraordinary item	$(303,625)	$(24,132)	$(45,766)

Adjusted net loss	$(301,944)	$(22,207)	$(45,766)

Basic and diluted earnings per share: Reported net loss before extraordinary item	$(6.23)	$(2.83)	$(3.80)

Reported net loss	$(6.19)	$(2.68)	$(3.80)

Add back: amortization of goodwill	$0.17	$0.98	$0.06

Adjusted net loss before extraordinary item	$(6.06)	$(1.85)	$(3.74)

Adjusted net loss	$(6.02)	$(1.70)	$(3.74)

*	Includes net effect of portion attributable to minority interest, if any

Healthaxis Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(Dollars in thousands, except share and per share data)

Note 27 — Termination of UICI Technology Services Agreement

On June 11, 2002, the Company initiated and entered into an agreement with UICI terminating the amended Information Technology Services Agreement (the “Agreement”) between the two parties. The Agreement was originally entered into on January 3, 2000 in conjunction with the merger of Healthaxis.com, Inc and Insurdata Incorporated. Under the terms of the termination agreement, UICI made a one-time cash payment to Healthaxis in the amount of $6,500 and tendered 500,000 shares of Healthaxis common stock back to the Company. In return, approximately 165 Healthaxis employees that were previously dedicated to providing services to UICI under the Agreement were transferred to and became employees of UICI on June 15, 2002.

Discontinued Operations

In 2002 the Company changed its accounting policy for impairment of long-lived assets including the accounting for discontinued operations to comply with the required adoption of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The new policy broadens the reporting of discontinued operations to a component of the Company's operations where the components operations and cash flows have been or will be eliminated from ongoing operations of the Company and the Company will have no significant continuing involvement in the operations of the component after disposal. Consistent with the prior accounting policy the results of discontinued operations are to be reported as a separate component of income before extraordinary items, net of income taxes, with all prior periods restated for comparability purposes.

The Company has previously reported the revenues and expenses associated with the Agreement as those from the Outsourcing segment. As a result of the termination of the Agreement, the Company’s financial statements have been prepared with the Outsourcing segment results of operations presented as discontinued operations. All historical financial statements presented have been restated to conform to this presentation.

Assets related to discontinued operations consists of the following:

	December 31,

	2001	2000

Accounts receivable from affiliates	$2,263	$2,906
Property, equipment and software	—	742
Customer base	3,628	10,194
Goodwill	484	484
Accounts payable	(42)	—

Total	6,333	14,326
Less current portion	(2,263)	(2,906)

Non-current portion	$4,070	$11,420

     The operating results of the discontinued Outsourcing segment are as follows:

	Years Ended December 31,

	2001	2000	1999

Revenues	$20,685	$21,352	$—
Cost of revenue	17,436	17,334	—
Amortization of intangibles	1,563	3,398	—

Total expenses	18,999	20,732	—

Net income	$1,686	$620	$—